UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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iShares MSCI Russia Capped ETF, Inc.

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ERUS Reorganization – Proxy Update

November 2014

Internal Talking Points

On November 10, 2014, the proxy filing for the ERUS reorganization became effective. Please use the below talking points and proxy Q&A to address incoming inquiries on ERUS and the proxy.

Background on the ERUS Reorganization

•	On August 18, 2014, a prospectus supplement was filed for the iShares MSCI Russia Capped ETF (ERUS) detailing the board-approved proposal to reorganize the fund into a newly created series of iShares, Inc. (the “New Fund”).

•	This reorganization is intended to address on a going forward basis the SEC’s views that the current ERUS fund — which was organized in November 2010 as a separate legal entity from iShares Inc. and iShares Trust — is not covered by iShares exemptive relief that permits various iShares funds to operate as ETFs (detailed in a supplement filed on 7/21/14). After the reorganization, the New Fund will be covered by the exemptive relief.

•	The reorganized fund will have the same investment objective, investment strategy, risks and policies, expenses, investment adviser, portfolio managers and directors and officers as the current fund, and will be operated in the same manner as the current fund but in a different legal entity. The transaction is expected to be tax free for U.S. federal income tax purposes.

•	It is expected that the reorganized fund will continue to trade on NYSE Arca under the ERUS ticker.

•	The reorganization is currently expected to be completed during the first quarter of 2015.

•	Consummation of the reorganization will be subject to a number of conditions, including receipt of approval from the ERUS’s shareholders.

•	Upon completion, shareholders of ERUS would receive shares of the new, reorganized fund with equivalent value, measured at the time of the reorganization.

•	In the meantime, ERUS will continue to operate in the manner described in the prospectus.

•	The fund reorganization is not related to any ongoing Russian market activity or the current political situation in Russia or the Ukraine.

ERUS Proxy Questions & Answers

Q: How do I vote my shares?

A: You can vote shares beneficially held through your account by one of the following methods:

•	By telephone by calling the toll-free number found on the voting instruction form(s) provided by your broker, bank or other financial institution of record and following the automated voting instructions

•	By Internet by following the instructions on the voting instruction form(s) provided by your broker, bank or other financial institution of record

•	By returning the proxy card or voting instruction form(s) in the postage-paid envelope

•	In person at the Special Meeting to be held on January 16, 2015 at 10:00 a.m. Pacific Time at the offices of BlackRock Fund Advisors at 400 Howard Street, San Francisco, CA 94105. You must request and obtain a legal proxy from the broker, bank or other financial institution of record that holds your shares if you wish to attend the Special Meeting and vote in person.

Q: How does the Board of Directors suggest that I vote?

A: The Board of Directors approved the reorganization, having determined that the reorganization is in the best interests of ERUS and its shareholders. The Board unanimously recommends that you cast your vote “For” the reorganization.

Q: How will investors be affected by the Reorganization?

A: The New Fund has been created to be considerably identical to the existing fund. It will have the same investment objective, investment strategy, risks, policies and operating expenses. It will be advised by the same investment adviser (BlackRock Fund Advisors or “BFA”), and will be operated in the same manner as the existing fund.

Q: Once the reorganization is completed, who will be the investment adviser of the New Fund (Combined Fund)?

A: The New Fund will be advised by BFA once the reorganization is completed. Christopher Bliss, Matthew Goff, Diane Hsiung, Jennifer Hsui and Greg Savage are the portfolio managers of the existing fund and are expected to be the portfolio managers of the New Fund once the reorganization is completed.

Q: How will the reorganization affect fund fees and expenses?

A: The fees and expenses of the New Fund are expected to be the same as those of the existing fund.

Q: Will the reorganization create a taxable event for me?

A: The reorganization is expected to qualify as a tax-free event.

Q: What happens if the Reorganization is not approved?

A: If the reorganization is not approved by shareholders, the reorganization will not occur, and the Board will consider other alternatives. These alternatives may include (but are not limited to) liquidating ERUS.

Q: Whom do I contact if I have questions?

A: If you need any assistance regarding the proxy or how to cast your vote, please call our proxy solicitor, Computershare Fund Services at (866) 209-6995.